Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE

August 1, 2016

Gannett Extends Tender Offer for ReachLocal, Inc. Until August 8, 2016

MCLEAN, Va. — Gannett Co., Inc. (NYSE: GCI) (“Gannett” or the “Company”) today announced that Raptor Merger Sub, Inc., a wholly owned subsidiary of Gannett (the “Purchaser”), has extended its tender offer (the “Offer”) to purchase all of the outstanding shares of ReachLocal, Inc. (“ReachLocal”) at a price per share of $4.60, net to the holder in cash (less any applicable withholding taxes and without interest), until 12:00 midnight, New York City time, at the end of the day on Monday, August 8, 2016, unless further extended.

The Offer has been extended to allow investors time to consider revised disclosures in an amendment to ReachLocal’s Solicitation/Recommendation Statement on Schedule 14D-9.

The Offer was previously scheduled to expire at 12:00 midnight, New York City time, at the end of the day on Friday, August 5, 2016. All other terms and conditions of the Offer remain unchanged. Computershare Trust Company, N.A., the depositary for the Offer, advised Gannett and the Purchaser that, as of 4:30 p.m., New York City time, on July 29, 2016, stockholders of ReachLocal had validly tendered approximately 12,674,083 shares of ReachLocal common stock, representing approximately 42.09% of outstanding ReachLocal shares (not counting shares tendered through notice of guaranteed delivery and not yet delivered).

The Offer is being made in accordance with the previously announced Agreement and Plan of Merger, dated as of June 27, 2016, by and among Gannett, the Purchaser and ReachLocal.

ABOUT GANNETT

Gannett Co., Inc. is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

ADDITIONAL INFORMATION

This release does not constitute an offer to buy or a solicitation of an offer to sell any securities. The offer to purchase and solicitation of shares is being made solely pursuant to a tender offer statement on Schedule TO and related exhibits (including the offer to purchase, the letter of transmittal and other related documents) that Gannett has filed with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF REACHLOCAL ARE STRONGLY URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Gannett through the website maintained by the SEC at http://www.sec.gov, and from the information agent named in the tender offer materials.

FORWARD LOOKING STATEMENTS

Certain statements in this release may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of ReachLocal, the expected timetable for completing or ability to complete the acquisition and the benefits of the acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, economic conditions affecting the newspaper publishing business, uncertainties as to how many ReachLocal shareholders will tender their shares pursuant to the tender offer, the risk that competing offers will be made, the risk that shareholder litigation in connection with the acquisition may result in significant costs of defense, indemnification and liability, and Gannett’s ability to successfully integrate ReachLocal’s operations and employees with Gannett’s existing business. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Gannett and ReachLocal’s overall businesses, including those more fully described in Gannett’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 27, 2015 and its quarterly report on Form 10-Q for the quarter ended March 27, 2016, and those more fully described in ReachLocal’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2015 and its quarterly report on Form 10-Q for the quarter ended March 31, 2016.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. We do not plan to, and undertake no obligation to, update any forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made or to reflect the occurrence of unanticipated events.

Investor Contact:

Michael Dickerson

Vice President, Investor Relations & Real Estate

(703) 854-6185

mdickerson@gannett.com

Media Contact:

Amber Allman

Vice President, Corporate Events & Communications

(703) 854-5358

aallman@gannett.com